Exhibit 10.1

January 3, 2012

Scott Thompson

Dear Scott:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Chief Executive Officer and President, reporting to the Company’s Board of Directors (the “Board”), working at the Company’s headquarters at 701 First Avenue in Sunnyvale, California. You will be appointed to the Board upon your commencement of employment. Your appointments are subject to approval by the Board and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board (“Compensation Committee”). For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date.” It is contemplated that your Employment Start Date will be on or about January 9, 2012.

Base Salary. Your starting annual base salary will be $83,333.33 per month ($1,000,000 annually), less applicable taxes, deductions and withholdings, paid semi-monthly and subject to annual review. Yahoo!’s regularly scheduled pay days are currently on the 10th and 25th of every month.

Incentive Compensation. You also will be eligible to participate in the annual Executive Incentive Plan (EIP), with a target incentive of 200% of your annual base salary (the “Target Award”), pro-rated based on the period of time you are employed at Yahoo! in an EIP eligible position during the relevant Company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the EIP incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the EIP). Your actual EIP payout will depend on Yahoo! financial performance and, to the extent applicable, the Compensation Committee’s assessment of your individual performance, and it is subject to, and governed by, the terms and requirements of the EIP document. Notwithstanding the foregoing, with respect to the Company’s 2012 fiscal year, the Company shall pay you a guaranteed EIP payout equal to an amount not less than fifty percent (50%) of the Target Award under the 2012 EIP, to be paid at such time as annual EIP bonuses are paid in accordance with normal Company practice for the payment of earned annual bonuses for Yahoo!’s senior executives, subject to your continued employment with the Company through such payment date. EIP bonuses are usually paid in March or April of the year after the fiscal year for which they are earned.

In addition, subject to approval by the Compensation Committee, as a senior leader of Yahoo!, beginning in 2012 and continuing for each year in which you remain employed by Yahoo! and in good standing, you also will be eligible for consideration to receive long term incentive equity awards under the Yahoo! Inc. 1995 Stock Plan (the “Stock Plan”) consistent with other senior executives at the Company and commensurate with your position level.

Make-Whole Cash Bonus. Subject to your continued employment with Yahoo!, you will receive a make-whole cash bonus of $1,500,000.00 (the “Make-Whole Cash Bonus”), less applicable taxes, deductions and withholdings, payable to you on the first semi-monthly pay day that occurs 30 days after your Employment Start Date. If during the first twelve (12) months following your Employment Start Date, you voluntarily resign from your employment with Yahoo! without Good Reason1 then this make-whole cash bonus will become due and payable by you to Yahoo! on

[1]

For purposes of the Make-Whole Cash Bonus, the Make-Whole RSUs, the Inducement Equity Award and the 2012 Annual Grant, “Good Reason” shall be deemed to exist only if the Company shall fail to correct within 30 days after receipt of written notice from you specifying in reasonable detail the reasons you believe one of the following events or conditions has occurred (provided such notice is delivered by you no later than 30 days after the initial existence of the occurrence): (1) a material diminution of your then current aggregate base salary and target bonus amount (other than pro rata reductions that also affect substantially all other similarly situated employees) without your prior written agreement; (2) the material diminution of your authority, duties or responsibilities as an employee of the Company without your prior written agreement; or (3) the relocation of your position with the Company to a location that is greater than 50 miles from Sunnyvale, California and that is also further from your principal place of residence, without your prior written agreement, provided that in all events the termination of your your last day of employment.

Make-Whole Restricted Stock Units. Subject to your continued employment with Yahoo!, you will also receive a make-whole grant of restricted stock units under the Stock Plan with an aggregate award value of $6,500,000 (“Make-Whole RSUs”), such grant to be made to you on Yahoo!’s first regularly scheduled grant date after your Employment Start Date. $5,500,000 of the Make-Whole RSUs will vest on March 15, 2012 and $1,000,000 will vest on March 15, 2013, provided in each case that you are employed by the Company on the applicable vesting date or, if earlier, will vest (i) upon the termination of your employment by the Company without Cause,2 (ii) due to your resignation for Good Reason, (iii) your death while employed with the Company or (iv) upon the termination of employment by the Company due to disability (as defined under the Company’s long term disability plan). Following the vesting of the Make-Whole RSUs, you will receive one share of Yahoo! Inc. common stock for each vested RSU (subject to any applicable tax withholdings or deductions). The grant will provide for automatic use of a portion of the Make-Whole RSUs to cover minimum tax withholding so that you will not need to make any cash payments to cover such minimum tax withholding, and will (with regard to the March 15, 2012 vesting RSUs) provide for a requirement to pay to Yahoo! a cash amount equal to the fair market value of the equity on the date it vests if you voluntarily resign from employment with Yahoo! without Good Reason within one year of your Employment Start Date, but no other forfeiture provisions once vested, and such other terms and conditions of the Make-Whole RSUs as determined at the time of grant by the Compensation Committee.

Inducement Equity Award. Subject to your continued employment with Yahoo!, you also will receive an inducement equity award under the Stock Plan with an aggregate award value of $5,000,000 (“Inducement Equity Award”), such grant to be made to you at the time Yahoo! makes it annual grants, expected to be in February 2012. The terms and conditions of such Inducement Equity Award (including, without limitation, the form of award, vesting schedule, performance objectives, restrictive provisions, etc.) will be the same as for the annual grants made simultaneously. The Inducement Equity Award will be subject to any applicable tax withholdings or deductions.

Subsequent Long-Term Equity Grants. Commencing in 2012, during your employment with the Company, you will be eligible to be granted annual equity awards under the Stock Plan (“Annual Grants”). The actual grant date value of all such Annual Grants made during your employment with Yahoo! shall be determined in the discretion of the Compensation Committee after taking into account the Company’s and your performance and other relevant factors. The aggregate target value for your 2012 Annual Grants will be $11 million. This will be in addition to the Make-Whole RSUs and the Inducement Equity Award. The terms and conditions of your 2012 Annual Grants (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) granted to you shall be the same as such terms and conditions applicable to the 2012 annual long-term service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason”.

[2]

For purposes of the Make-Whole Cash Bonus, the Make-Whole RSUs, the Inducement Equity Award and the 2012 Annual Grant, “Cause” shall mean termination of your employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, and clause (5) below (but only if cure is permitted under its proviso), you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives of the Board, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this letter agreement and any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets, (5) your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, provided that, if such act or engagement is not willful misconduct and curable (as determined in the good faith discretion of the Board), you will be given the opportunity to cure as provided above, or (6) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude.

incentive awards granted to other senior executive officers of the Company. All of such Annual Grants shall be subject to any applicable tax withholding or deductions.

Dividend Equivalent Rights. The Make-Whole RSUs, the Inducement Equity Award and your Annual Grants for 2012 (excluding, in all cases, any award which is a stock option or a stock appreciation right) will carry dividend equivalent rights related to any cash dividend paid by Yahoo! while such award is outstanding. In general, each such award will provide that, should Yahoo! pay a cash dividend on its outstanding common stock following the issuance of such award, such award will be increased by the number of units determined by dividing (i) the amount of the cash dividend on the number of shares covered by such award at the time of the related dividend record date, by (ii) the closing price of a share of Yahoo! common stock on the related dividend payment date. Any additional units credited as dividend equivalents will be subject to the same vesting requirements (including, without limitation, any performance-based vesting requirements), payment provisions, and other terms and conditions as the original units to which they relate.

Benefits. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time.

The Company will reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter up to a maximum of twenty five thousand dollars ($25,000) (based on your attorney’s normal charges and upon providing Yahoo! with documentation of the charges). This will be a taxable benefit to you.

You will be expected to travel in connection with your employment. Yahoo! will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies and you will be eligible to participate in the travel policy established by the Company generally for its senior management.

Paid Time Off. You will accrue vacation at a rate of twenty (20) days (up to the maximum vacation accrual cap for others accruing at that same rate as specified in the Vacation Policy) for the first four (4) years of your employment at Yahoo!. Thereafter, you will accrue vacation at the regular Yahoo! vacation accrual rate (up to a maximum as specified in our Vacation Policy). Vacation is accrued based on hours worked, therefore Yahoos who work less than 40 hours per week accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees with designated company paid holidays each year.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to Yahoo! prior to your Employment Start Date. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Yahoo! shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to Yahoo!, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo!. Any outside activities must be in compliance with and approved if required by Yahoo!’s Code of Ethics or Corporate Governance Guidelines.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Human Resources Officer and you. Notwithstanding the foregoing, if your employment is terminated by Yahoo! without Cause or you resign for Good Reason, then Yahoo! will offer you severance benefits pursuant to its normal practice at the time of your termination and similar to what is offered to other senior executives. All severance benefits are conditioned on you signing a full release of any and all claims against Yahoo! in a release form acceptable to Yahoo! (within the period specified in it by the Company) after the termination of your employment and your not revoking such release pursuant to any revocation rights afforded by applicable law.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s Guide2Working@Y!, Yahoo!’s Code of Ethics and Yahoo!’s Corporate Governance Guidelines. Yahoo! requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Ethics Acknowledgment Form.

Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties with the Company while employed by the Company, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The Company will instruct its Chairman, the Chief Yahoos and the named executive officers of the Company, other than in the good faith performance of their duties to the Company or in connection with their fiduciary duties to the Company and applicable law, both during and for five (5) years after your employment with the Company terminates, not to knowingly disparage you in any manner likely to be harmful to you or your business reputation or personal reputation. The foregoing shall not be violated by statements which are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this offer letter.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

IRC 409A. This letter agreement is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check.

We look forward to you joining Yahoo!. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

/s/ Roy J. Bostock

Roy J. Bostock
Chairman of the Board

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Scott Thompson	1/3/2012
Signature	Date

Scott Thompson
Full Name	Planned Employment Start Date (Contingent upon completion of a satisfactory background check.)

Enclosures

Cc: HR file